                                                                    EXHIBIT 99.1


                       [SAFEGUARD SCIENTIFICS, INC. LOGO]

                       SAFEGUARD SUBSCRIPTION PROGRAM FOR
                          NEXTRON COMMUNICATIONS, INC.

                              FOR RECORD HOLDERS OF
                              100 OR MORE SHARES OF
                           SAFEGUARD SCIENTIFICS, INC.
                                  COMMON STOCK
                                ON ______________

     Record holders of fewer than 100 shares of Safeguard Scientifics, Inc. common stock on ____________ are not eligible to participate in this program.


THE SAFEGUARD SUBSCRIPTION PROGRAM FOR NEXTRON WILL EXPIRE AT 5:00 P.M. NEW YORK
      CITY TIME ON THE THIRD BUSINESS DAY AFTER THE OFFERING PRICE IS SET.
    We urge you to read carefully this document and the enclosed preliminary prospectus for a complete explanation of the offering and for information about Nextron.

    IF YOU HAVE ANY QUESTIONS REGARDING THE SAFEGUARD SUBSCRIPTION PROGRAM, PLEASE CALL SAFEGUARD'S AUTOMATED INVESTOR RELATIONS LINE AT (888) SFE-1200.

   PLEASE DO NOT CALL NEXTRON WITH ANY QUESTIONS REGARDING THIS PROGRAM. ONLY SAFEGUARD'S AUTOMATED INVESTOR RELATIONS LINE OR A SAFEGUARD REPRESENTATIVE
                     WILL BE ABLE TO ANSWER YOUR QUESTIONS.

                          [NEXTRON COMMUNICATIONS LOGO]




                                                        ______, 2000



Dear Safeguard Stockholder:

       As you may know, we are undertaking an initial public offering of the common stock of Nextron. We are permitting Safeguard Scientifics to use the Safeguard Subscription Program so that we may offer you the opportunity to buy our common stock at our initial public offering price. Under the program, we will be offering __________ shares.

       Set forth below is a detailed description of how the program will work in connection with our offering. Please review this description and the attached prospectus carefully in deciding whether or not you wish to invest.

Who can subscribe

       ONLY RECORD HOLDERS OF 100 OR MORE SHARES OF SAFEGUARD COMMON STOCK AS OF ___________ARE ELIGIBLE TO PURCHASE SHARES OF OUR COMMON STOCK IN THE PROGRAM. Holders of fewer than 100 Safeguard shares will not be eligible to participate in this program.

You may not transfer your subscription offer

       The offer to purchase shares in this program may only be transferred by involuntary operation of law such as death or certain dissolutions.

Number of shares for which you may subscribe

       To determine how many shares of our common stock you are eligible to purchase, divide the number of shares of Safeguard common stock that you owned of record as of _________ by ____ and round down to the nearest whole number. For example, if you held ______ shares of Safeguard common stock as of this date, you may subscribe for 25 shares of our common stock. You would have to have had at least _______ shares of Safeguard common stock to be eligible to subscribe for 26 shares of our common stock. You may not subscribe for a fractional share of our common stock.

Minimum Subscription Size

       The minimum subscription that we will accept for any account is for ____ shares of our common stock. THEREFORE, RECORD HOLDERS OF FEWER THAN 100 SHARES OF SAFEGUARD COMMON STOCK AS OF _________ WILL NOT BE ABLE TO PURCHASE OUR SHARES UNDER THE PROGRAM. THIS LIMIT APPLIES TO EACH OF YOUR ACCOUNTS, NOT THE AGGREGATE OF ALL OF YOUR ACCOUNTS. If as of __________ you held 50 shares of Safeguard common stock in one account and another 50 shares in a different account, we will not consider you to be the owner of 100 shares of Safeguard common stock. Since none of your accounts contained at least 100 shares of Safeguard common stock, you would not be eligible to subscribe.

       You are under no obligation to subscribe, but if you subscribe for any shares it must be for at least ______ shares in each account. For example, if you held ______ shares of Safeguard common stock in a single account as of ___________ and you choose to purchase our shares under the program, you may purchase between _____ and ______ shares.

Subscription Price

       The price per share under the program will be the same price that all investors will pay in our initial public offering. The price per share in the initial public offering will be determined by negotiations between us and the underwriters of our offering. The factors that we expect to consider in these negotiations are described in the attached prospectus under the heading "Underwriting." We currently anticipate that the offering price will be between $_____ and $_____ per share. We will inform you of the initial public offering price as described below under "How to Subscribe."

Stock Purchase Agreement with Safeguard Scientifics

       We intend to enter into a Stock Purchase Agreement with Safeguard. This agreement will provide that if all _________ of the shares offered by us are not purchased by Safeguard stockholders, then Safeguard will, or will cause its wholly owned subsidiary, Safeguard Delaware, Inc. to, purchase the remaining shares at our initial public offering price. Safeguard will be able to transfer all or part of its obligation to purchase these remaining shares to third parties.

How to Subscribe

       TO PURCHASE SHARES UNDER THE PROGRAM, YOU MUST ADHERE TO THE FOLLOWING
PROCEDURES:

       - Subscriptions and payments will only be accepted from Safeguard shareholders after the SEC has declared our registration statement effective and we have determined our initial public offering price. Any subscriptions or payments received before then will be returned to you. Once a subscription and payment have been received and accepted, you may not revoke your subscription. We expect to determine the initial public offering price in ________, but various factors could hasten or delay us. WE WILL CLOSE THE INITIAL PUBLIC OFFERING AND STOP ACCEPTING SUBSCRIPTIONS THREE BUSINESS DAYS AFTER WE DETERMINE THE INITIAL PUBLIC OFFERING PRICE.

       - Time will not permit us to notify you directly of our initial public offering price and closing date. Instead, Safeguard will take the following actions:

              - publicize the offering price and the closing date on its Web site (www.safeguard.com) and through a press release;

              - through its Web site, provide you with an opportunity to request e-mail notification (either directly to you or your designated representative);

              - make every effort to notify each broker, bank, trust company or other nominee that holds shares on behalf of Safeguard stockholders of the offering price and closing date; and

              - make available an automated investor relations line (888-SFE-1200) on a 24-hour basis through which you can listen to the text of the press release or request a faxed copy.

              You will have to monitor these media to know when to place your order and deliver payment.

              ALSO, IF YOU DO NOT HOLD YOUR SAFEGUARD SHARES DIRECTLY, YOU WILL NEED TO KEEP IN CLOSE CONTACT WITH YOUR BROKER, BANK, TRUST COMPANY OR OTHER NOMINEE THAT HOLDS YOUR SAFEGUARD SHARES ON

              YOUR BEHALF SINCE THEY WILL NEED TO PROCESS THE SUBSCRIPTION FOR OUR SHARES AND PAYMENT ON YOUR BEHALF.

       - WE WILL STOP ACCEPTING ORDERS UNDER THE PROGRAM AT 5:00 P.M. NEW YORK CITY TIME ON THE THIRD BUSINESS DAY AFTER WE DETERMINE THE INITIAL PUBLIC OFFERING PRICE. Subscriptions and payments that have not been received by ChaseMellon Shareholder Services, L.L.C. by this deadline will not be honored. For example, if we determine the initial public offering price on a Thursday, ChaseMellon must receive all orders and payments by 5:00 p.m. New York City time on the following Tuesday. This deadline would be extended to the following Wednesday if there was an intervening holiday on which the Nasdaq National Market was closed.

       - To place an order for our shares under this program, you will have to take the following actions:

              - IF YOU HOLD YOUR SAFEGUARD SHARES IN YOUR OWN NAME (THAT IS, IN CERTIFICATE FORM RATHER THAN IN A BROKERAGE ACCOUNT)

                     You must complete and sign the subscription form included with this prospectus and return it with full payment to ChaseMellon. YOUR SUBSCRIPTION FORM AND PAYMENT MUST BE RECEIVED BY CHASEMELLON BEFORE 5:00 P.M. NEW YORK CITY TIME ON THE THIRD BUSINESS DAY AFTER WE DETERMINE THE INITIAL PUBLIC OFFERING PRICE. We will not honor any subscription form received by ChaseMellon after that date.

                     We suggest, for your protection, that you deliver your subscription form and payment to ChaseMellon by overnight or express mail courier (or by facsimile transmission if you intend to wire funds) as follows:

                     By Hand Delivery:

                     ChaseMellon Shareholder Services, L.L.C.
                     Reorganization Department
                     120 Broadway - 13th Floor
                     New York, NY 10271

                     By Overnight or Express Mail Courier:

                     ChaseMellon Shareholder Services, L.L.C.
                     Reorganization Department
                     85 Challenger Road
                     Mail Drop Reorg
                     Ridgefield Park, NJ 07660

                     By Facsimile Transmission and Wire Transfer:

                     ChaseMellon Shareholder Services, L.L.C.
                     Facsimile Transmission:    (201) 296-4293
                     To confirm fax, call:      (201) 296-4860
                     Wire instructions: Wire to:  The Chase Manhattan
                                                  Bank, New York, NY
                                        ABA #:      021000021
                                        Attention:  ChaseMellon Shareholder
                                                    Services
                                        Account:    Reorg Account 323-859577
                                        For:        Safeguard/Nextron
                                        Reference:  FBO [insert your name as it
                                                    appears on the front of your
                                                    subscription form]

                     You must pay the subscription price by valid check or money order in U.S. dollars payable to "ChaseMellon Shareholder Services, L.L.C." or by wire transfer. If you choose to pay the subscription price by wire transfer, you must fax a copy of your completed subscription form to the facsimile number provided. We suggest, for your protection, that you also call the number provided to confirm that ChaseMellon Shareholder Services received your fax. Until this offering has closed, your payment will be held in escrow by ChaseMellon Shareholder Services, L.L.C.

                     ChaseMellon Shareholder Services will mail a copy of the final prospectus to all direct Safeguard shareholders who subscribe for shares in this program.

              - IF YOU HOLD YOUR SAFEGUARD SHARES THROUGH A BROKER, BANK, TRUST COMPANY OR OTHER NOMINEE

                     We will provide to each broker, bank, trust company, and other nominee who holds Safeguard shares for the account of other persons copies of the preliminary and final prospectus. Each of those entities will be responsible for providing you with a copy of the preliminary and final prospectus. Subscription forms will not be distributed to Safeguard shareholders who hold their shares in a brokerage account since the subscription offer will be distributed to your account electronically.

                     After we determine the initial public offering price, you will have to contact the broker, bank, trust company or other nominee that holds your Safeguard shares if you wish to place an order and arrange for payment. ChaseMellon Shareholder Services will be unable to directly accept your subscription and payment. All subscriptions and payments must be submitted through the broker, bank, trust company or other nominee that holds your Safeguard shares.

                     WE CAUTION YOU THAT BROKERS AND OTHER NOMINEES WILL REQUIRE SOME TIME TO PROCESS SUBSCRIPTIONS FROM SAFEGUARD STOCKHOLDERS. THEREFORE, THEY MOST LIKELY WILL STOP ACCEPTING SUBSCRIPTIONS EARLIER THAN THE THIRD BUSINESS DAY AFTER WE DETERMINE THE INITIAL PUBLIC OFFERING PRICE.

       - Safeguard will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with minimum exercise provisions). Safeguard also will determine the acceptance of subscriptions and the aggregate price. Alternative, conditional or contingent subscriptions will not be accepted. Safeguard reserves the absolute right to reject any subscriptions not properly submitted. In addition, Safeguard may reject any subscription if the acceptance of the subscription would be unlawful. Safeguard also may waive any irregularities or conditions in the subscription for our shares, and Safeguard's interpretation of the terms and conditions of the program will be final and binding.

       - We are not obligated to give you notification of defects in your subscription. Neither we nor Safeguard will consider a subscription to be made until all defects have been cured or waived. If your subscription is rejected, your payment of the exercise price will be promptly returned by ChaseMellon.

       - Sales under the Safeguard Subscription Program will close on the same business day as the closing of the sale of the other shares offered to the public. If you purchase your shares through a broker, bank, trust company or similar nominee, we expect that your purchase will be reflected in your account with the nominee as soon as practicable after the expiration of the Safeguard Subscription Program. Otherwise, our transfer agent will mail a stock certificate to you as soon as practicable after the expiration of the Safeguard Subscription Program.

Cancellation of Initial Public Offering

       WE MAY CANCEL OUR INITIAL PUBLIC OFFERING AT ANY TIME UP UNTIL THE CLOSING. IF THE INITIAL PUBLIC OFFERING IS CANCELED, SAFEGUARD WILL PUBLICIZE THE CANCELLATION ON ITS WEB SITE AND THROUGH A PRESS RELEASE. THE PROGRAM GIVES YOU NO RIGHTS TO PURCHASE SHARES OF OUR COMMON STOCK IF WE CANCEL OUR INITIAL PUBLIC OFFERING

AND ANY FUNDS PREVIOUSLY SUBMITTED BY YOU WILL BE RETURNED PROMPTLY. SAFEGUARD AND/OR NEXTRON ALSO MAY CANCEL OR MODIFY, IN WHOLE OR IN PART, THE SAFEGUARD SUBSCRIPTION PROGRAM.

Risk Factors

       Investing in our common stock involves certain risks which are disclosed on page 10 of the enclosed preliminary prospectus.

Certain Restrictions

       In managing the program, we and Safeguard will take reasonable steps to comply with the laws of the different countries in which Safeguard stockholders live. If compliance is too burdensome in one or more countries, Safeguard stockholders residing in those countries will not be offered the opportunity to purchase our shares under the program.


                                      * * *

    IF YOU HAVE ANY QUESTIONS REGARDING THE SAFEGUARD SUBSCRIPTION PROGRAM, PLEASE CALL SAFEGUARD'S AUTOMATED INVESTOR RELATIONS LINE AT (888) SFE-1200.

   PLEASE DO NOT CALL NEXTRON WITH ANY QUESTIONS REGARDING THIS PROGRAM. ONLY SAFEGUARD'S AUTOMATED INVESTOR RELATIONS LINE OR A SAFEGUARD REPRESENTATIVE
                     WILL BE ABLE TO ANSWER YOUR QUESTIONS.

                                                  Sincerely,